SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 12, 2020

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ZN	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2020, Zion Oil & Gas, Inc. (the “Company” or “Buyer”) entered into a Purchase and Sale Agreement (the “Agreement”) with Central European Drilling kft, a Hungarian corporation, (the “Seller”) to purchase an onshore oil and gas drilling rig, drilling pipe and related equipment (collectively, the “Drilling Rig”) from the Seller for consideration of $5.6 million in cash, subject to acceptance testing and potential downward adjustment (the “Purchase Price”). The Company remitted to the Seller $250,000 on February 6, 2020 as earnest money (the “Earnest Money Deposit”) towards the Purchase Price.

The Agreement contains customary representations, warranties, covenants and indemnification provisions.

The foregoing description of the Agreement and the escrow arrangement and related matters does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, the escrow agreement and Bill of Sale to be filed as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2019.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure in Item 1.01 above is hereby incorporated by reference.

The Closing anticipated by the Agreement also took place on March 12, 2020 by the Seller’s execution and delivery of a Bill of Sale to the Company. On March 13, 2020, the Seller retained the Earnest Money Deposit, and the Company remitted $4,350,000 to the Seller towards the Purchase Price and $1,000,000 (the “Holdback Amount”) to American Stock Transfer and Trust Company LLC, as escrow agent, through July 10, 2020, or as extended by mutual agreement of the parties, (the “Escrow Period”) pending a determination, if any, by the Buyer of any operating deficiency in the Drilling Rig. Should the Buyer determine in its sole opinion that the Drilling Rig is not in satisfactory operating condition, then upon notice to the Seller, the Buyer and Seller shall jointly determine if the operating deficiencies identified by the Buyer existed prior to the Closing of the transaction. If it is determined that these deficiencies existed prior to the Closing, then the Seller will undertake to cure the deficiencies within a reasonable time period. If the Seller is unable or unwilling to cure the deficiencies within the time period agrees to between the parties, the Buyer may solicit third party bids to repair the deficiencies and the cost thereof shall be paid out of the Holdback Amount.

The Drilling Rig will be imported into Israel from Romania, where the Drilling Rig is currently stored. The State of Israel has currently imposed travel restrictions relating to the Coronavirus outbreak, including a requirement that any person arriving into Israel, including the operating crew for the Drilling Rig, will need to undergo a two week quarantine. In addition, the ports of entry into Israel through which the Drilling rig will need to enter, may be undergoing work disruptions on account of the virus outbreak. Accordingly, it is not possible at the present time to accurately estimate the time or resources that may be necessary to import the Drilling Rig onto the well site or any delay arising as a consequence of the outbreak.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: March 18, 2020	By:	/s/ John M. Brown
John M. Brown
Chief Executive Officer